Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 14, 2006 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, of SonicWALL, Inc., which appear in SonicWALL Inc.’s Annual Report on Form 10-K for the year ended December 31, 2005.
/s/ ARMANINO MCKENNA, LLP
San Ramon, California
March 15, 2006